Agreement


This  Agreement is entered into as of December 30, 1998, by and between  Carmine
J. Bua, III and Imaging Technologies Corporation ("ITEC").

ITEC is indebted to Carmine J. Bua, III in the amount of $20,000 for accrued legal fees at December 30, 1998.

In accordance with this Agreement, Carmine J. Bua, III agrees to convert the full amount of Twenty Thousand Dollars ($20,000) into Forty Thousand (40,000) shares of ITEC Common Stock. These shares shall be made part of the next registration statement to be filed by ITEC, which the Company expects to file by March 31, 1999.



Carmine J. Bua, III

/s/ Carmine J. Bua, III
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Carmine J. Bua, III


Imaging Technologies Corporation:

/s/ Brian Bonar
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Brian Bonar
Chief Executive Officer